Exhibit 3.151

CERTIFICATE OF INCORPORATION OF BURLINGTON COAT FACTORY WAREHOUSE OF EDGEWATER PARK URBAN RENEWAL CORP.

FILED: AUGUST 7, 2001 (State Treasurer)

FILING NO.: 0100857531

The undersigned hereby certifies that:

1. There is hereby organized a business corporation pursuant to the New Jersey Business Corporation Act (N.J.S.A. 14A:l-1 et seq.) and the Long Term Tax Exemption Law (N.J.S.A. 40A:20-1 et seq.)

2. The name of the corporation if BURLINGTON COAT FACTORY WAREHOUSE OF EDGEWATER PARK URBAN RENEWAL CORP.

3. The purpose for which the corporation has been organized is to operate under N.J.S.A. 40A:20-1, et seq., hereafter referred to as the “Long Term Tax Exemption Law”, and to initiate and conduct projects for the redevelopment of a redevelopment area pursuant to a redevelopment plan and Financial Agreement with the Township of Edgewater Park Burlington County, New Jersey (hereafter “the municipality”) and, as authorized by said Financial Agreement with the municipality, to acquire plan, develop, construct, alter maintain or operate business, industrial commercial, or administrative, projects, or any combination of two or more of these types of improvement in a single project, under such conditions as to use, ownership, management and control as regulated pursuant to the Long Term Tax Exemption Law.

4. So long as the corporation is obligated under the Financial Agreement with the municipality made pursuant to the Long Term Tax Exemption Law, it shall engage in no business other than the ownership, operation and management of the project.

5. The corporation declares that it has been organized to serve a public purpose, that its operation shall be directed toward: (1) the redevelopment of redevelopment areas; (2) the acquisition, management and operation of the project under the Long Term Tax Exemption Law; and (3) that it shall be subject to regulation by the municipality in which its project is situated, and to a limitation or prohibition, as appropriate, on profits or dividends for so long as it remains the owner of a project subject to the Long Term Tax Exemption Law.

6. The corporation shall not voluntarily transfer more than 10% of the ownership of the project or any portion thereof undertaken by it under the Long Term Tax Exemption Law, until it has first removed both itself and the project from all restriction of the Long Term Tax Exemption Law in the manner required by the aforesaid Law, and, if the project includes housing units, has obtained the consent of the Commissioner of Community Affairs to such transfer; with the exception of transfer to another urban renewal entity, as approved by the municipality in which the project is situated, which other urban renewal entity shall assume all contractual obligations of the transferor corporation under the financial agreement with the municipality. The corporation shall file annually under the municipal governing body a disclosure of the persons having an ownership interest in the project, and of the extent of the ownership interest of each.

7. The corporation is subject to the provisions of N.J.S.A. 40A:20-18 respecting the powers of the municipality to alleviate financial difficulties of the urban renewal entity or to perform actions on behalf of the entity upon a determination of financial emergency.

8. Any housing units constructed or acquired by the Corporation shall be managed subject to the supervision of, and rules adopted by, the Commissioner of Community Affairs.

9. The aggregate number of shares which the corporation shall have authority to issue is one thousand (1.000) shares without par value.

10. The complete street address of the corporation’s initial registered office is 1830 Route 130, Burlington. New Jersey 08016.

11. The name of the corporation’s initial registered agent at the aforesaid address is JEFFREY LAUB.

12. The first board of directors of the corporation shall consist of one (1) person.

13. The name and address of the person constituting the first board of directors is as follows: Robert LaPenta, 1830 Route 130, Burlington, NJ 08016.

14. The name and address of the incorporator is as follows: Brian M. Guest. Esq., of Kearns, Vassallo, Guest & Kearns. Esqs., 630 Beverly-Rancocas Road, Willingboro, NJ 08046.

15. Each individual incorporator signing this certificate is over the age of 18 years. If this certificate is being filed by a corporation, it is being executed by a duly authorized officer of the corporation.

IN WITNESS WHEREOF, the undersigned has executed this document on the      day of June, 2001, intending that same be thereafter filed in the office of the New Jersey Secretary of State pursuant to N.J.S.A. 14A:2-6 and N.J.S.A. 40A:20-1, et seq.

/s/ Brian M. Guest
BRIAN M. GUEST

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